Exhibit 99-1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

Fourth Quarter and Full Year 2021 Results

SYRACUSE, N.Y. — January 24, 2022 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) reported fourth quarter 2021 net income of $43.6 million, or $0.80 per fully-diluted share. This compares to $46.5 million of net income, or $0.86 per fully-diluted share for the fourth quarter of 2020. The $0.06, or 7.0%, decrease in earnings per share was driven by increases in the provision for credit losses, operating expenses, income taxes and fully-diluted shares outstanding, partially offset by increases in net interest income and noninterest revenues. Comparatively, the Company recorded $0.83 in fully-diluted earnings per share for the linked third quarter of 2021. Operating diluted earnings per share (non-GAAP), which excludes acquisition expenses, acquisition-related contingent consideration adjustments, acquisition-related provision for credit losses, unrealized gain/loss on equity securities, litigation accrual expenses and gain on debt extinguishment was $0.81 for the fourth quarter of 2021, compared to $0.85 in the fourth quarter of 2020 and $0.83 in the third quarter of 2021. Full year 2021 diluted earnings per share was $3.48, an increase of $0.40, or 13.0%, per share from $3.08 in 2020. Full year 2021 diluted operating earnings per share (non-GAAP) of $3.49 were $0.25, or 7.7%, per share greater than the $3.24 of operating earnings per share generated in 2020.

2021 Performance Highlights:

❖	GAAP EPS
•	$0.80 per share for the fourth quarter of 2021, compared to $0.86 per share for the fourth quarter of 2020
•	$3.48 per share for full year 2021, up $0.40, or 13.0%, from $3.08 per share for full year 2020
❖	Operating Diluted EPS (non-GAAP)
•	$0.81 per share for the fourth quarter of 2021, compared to $0.85 for the fourth quarter of 2020
•	$3.49 per share for full year 2021, up $0.25, or 7.7%, from $3.24 per share for full year 2020
❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)
•	$1.09 per share for the fourth quarter of 2021, up $0.06, or 5.8%, from $1.03 per share for the fourth quarter of 2020
•	$4.28 per share for full year 2021, up $0.02, or 0.5%, from $4.26 per share for full year 2020
❖	Return on Assets
•	1.12% for the fourth quarter of 2021, compared to 1.33% for the fourth quarter of 2020
•	1.28% for full year 2021, compared to 1.28% for full year 2020
❖	Return on Equity
•	8.30% for the fourth quarter of 2021, compared to 8.82% for the fourth quarter of 2020
•	9.19% for full year 2021, compared to 8.13% for full year 2020
❖	Return on Tangible Equity (non-GAAP)
•	13.71% for the fourth quarter of 2021, compared to 14.29% for the fourth quarter of 2020
•	15.13% for full year 2021, compared to 13.39% for full year 2020
❖	Total Deposit Funding Costs
•	0.08% for the fourth quarter of 2021, down from 0.12% for the fourth quarter of 2020
•	0.09% for full year 2021, down from 0.16% for full year 2020
❖	Loan Net Charge-Offs
•	0.09% annualized for the fourth quarter of 2021, up from 0.07% annualized for the fourth quarter of 2020
•	0.04% for full year 2021, down from 0.07% for full year 2020
❖	Loan Growth
•	$165.3 million, or 2.3%, during the fourth quarter excluding Paycheck Protection Program (“PPP”) loans
•	$334.5 million, or 4.8% for full year 2021 excluding PPP loans
❖	Noninterest Revenues
•	40.0% of total revenues for the fourth quarter of 2021, up from 38.0% for the fourth quarter of 2020
•	39.7% of total revenues for full year 2021, up from 38.3% for full year 2020

“Community Bank System generated solid earnings results for the fourth quarter of 2021 with fully-diluted GAAP earnings per share of $0.80 and fully-diluted operating earnings per share of $0.81,” said Mark E. Tryniski, President & Chief Executive Officer. “We remain encouraged by the positive momentum in our business as we head into 2022, having generated record revenues of $159.7 million in the fourth quarter and achieving organic loan growth of more than 2.0%, net of PPP loans, for the second consecutive quarter. In addition, meaningful levels of the Company’s excess liquidity were deployed into the investment securities portfolio during the quarter and asset quality remained strong. On a full-year basis, the Company recorded fully-diluted GAAP and operating earnings per share (non-GAAP) of $3.48 and $3.49, respectively, both of which were records for the Company and up significantly over full-year 2020 results. The Company’s full year adjusted pre-tax, pre-provision net revenue per share (non-GAAP) of $4.28 was $0.02 above the full year 2020 results. We were also pleased that Elmira Savings Bank received overwhelming approval from its shareholders on our pending acquisition which will enhance our presence in New York’s Southern Tier and Finger Lakes regions.”

“Net interest income was $2.3 million higher than the prior year’s fourth quarter, even as the Company’s net interest margin remained below pre-pandemic levels. Net interest income also grew on a linked-quarter basis, up $3.1 million despite a $0.7 million decrease in PPP-related interest income. Noninterest revenues continued to be a source of strength for the Company, increasing $6.7 million, or 11.8%, over the same quarter in the prior year and generating over 40% of the Company’s total revenues during the quarter. Total operating expenses, excluding acquisition-related and other nonrecurring expenses, increased $5.5 million, or 5.9%, over the fourth quarter of 2020, driven by the resumption of pre-pandemic business activities and higher salaries and employee benefits costs, including the incremental expenses associated with the acquisition of two financial services businesses during the third quarter of 2021 and a significant increase in medical plan costs.”

Mr. Tryniski added, “During the fourth quarter, ending loans, excluding PPP loans, increased $165.3 million, or 2.3%, organically and the Company purchased $668.2 million of investment securities at a weighted average purchase yield of 1.41%. These activities are expected to contribute meaningfully to interest income during 2022. In addition, the Company’s cash equivalents totaled $1.72 billion at December 31, 2021, which is available to support additional investment purchases in 2022. The Company also continued to maintain high levels of capital to support future growth, diversified revenue streams provided by its nonbanking businesses, a history of strong credit performance and an exceptional core deposit base.”

The Company recorded total revenues of $159.7 million in the fourth quarter of 2021, an increase of $9.0 million, or 6.0%, over the prior year’s fourth quarter. The increase in total revenues between the periods was driven by a $2.3 million, or 2.5% increase in net interest income and a $6.7 million, or 11.8% increase in noninterest revenues. Net interest income increased due to significant growth in interest earnings assets between the fourth quarters of 2020 and 2021, despite the Company’s tax equivalent net interest margin decreasing 31 basis points from 3.05% to 2.74% between the periods. Banking-related noninterest revenues increased $1.6 million, or 11.0%, over the prior year’s fourth quarter, while the Company’s wealth management and insurance services revenues increased $1.8 million, or 12.3%, and employee benefit services revenues increased $3.7 million, or 13.7%, partially offset by a $0.4 million decrease in gain on debt extinguishment driven by the redemption of $10.4 million of subordinated notes payable in the prior year’s fourth quarter. Comparatively, total revenues were up $2.8 million, or 1.8%, from third quarter 2021 results driven by a $3.1 million, or 3.4%, increase in net interest income and a $0.5 million, or 1.6% increase in employee benefit services revenues, offset, in part, by a $0.3 million, or 1.7%, decrease in banking-related revenues and a $0.5 million, or 3.2%, decrease in wealth management and insurance services revenues.

The Company recorded net interest income of $95.7 million in the fourth quarter of 2021, up $2.3 million, or 2.5%, from $93.4 million in the prior year quarter. The year-over-year increase in quarterly net interest income was driven by a $1.65 billion, or 13.4%, increase in average earning assets that included a $1.06 billion, or 28.1%, increase in the average book value of the investment securities portfolio and a $222.8 million, or 3.2%, increase in average loans outstanding, excluding PPP loans, along with lower funding costs and the upgrade of several large business loans from nonaccrual to accruing status during the fourth quarter of 2021. The tax equivalent average yield on earning assets in the fourth quarter of 2021 of 2.83% was 35 basis points lower than the tax equivalent average yield on earning assets of 3.18% in the fourth quarter of 2020. Comparatively, the Company’s fourth quarter 2021 net interest income of $95.7 million was $3.1 million, or 3.4%, higher than the linked third quarter results of $92.6 million, while the tax equivalent net interest margin of 2.74% was unchanged between the two quarters.

Interest income and fees on loans decreased $0.9 million, or 1.2%, from $77.8 million in the fourth quarter of 2020 to $76.9 million in the fourth quarter of 2021. Between the comparable periods, average total loans outstanding decreased $152.9 million, or 2.1%, driven by a $375.8 million decrease in average PPP loans outstanding, while the average tax equivalent yield on loans increased two basis points, from 4.17% in the fourth quarter of 2020 to 4.19% in the fourth quarter of 2021. During the fourth quarter, the Company recorded $3.6 million of PPP-related interest income, including the accelerated recognition of $3.3 million of deferred loan fees. This compares to $3.5 million of PPP-related interest income recorded in the fourth quarter of 2020. The Company recorded $75.8 million of interest income and fees on loans during the third quarter of 2021, including $4.3 million of PPP-related interest income, corresponding to an average tax equivalent yield on loans of 4.15%.

Interest income on investments increased $2.1 million, or 10.5%, between the fourth quarters of 2020 and 2021. This included a $1.7 million increase in interest income on the investment securities portfolio and a $0.4 million increase in interest income on cash equivalents. The tax-equivalent average yield on investments, including cash equivalents, decreased from 1.68% in the fourth quarter of 2020 to 1.34% in the fourth quarter of 2021, reflective of a higher proportion of investments being held in low yield cash equivalents. The average book value of the investments securities portfolio increased $1.06 billion, or 28.1%, between the periods, while the average balance of cash equivalents increased $734.7 million from $1.08 billion in the fourth quarter of 2020 to $1.81 billion in the fourth quarter of 2021. The average tax equivalent yield on the investment securities portfolio decreased 35 basis points from 2.13% in the fourth quarter of 2020 to 1.78% in the fourth quarter of 2021, while the average yield on cash equivalents increased five basis points from 0.10% to 0.15%, respectively.

Interest expense decreased $1.2 million, or 28.3%, from $4.2 million in the fourth quarter of 2020 to $3.0 million in the fourth quarter of 2021. Although average interest-bearing liabilities increased $998.3 million, or 12.2%, in the low interest rate environment, the Company was able to lower its cost of interest-bearing liabilities seven basis points from 0.20% in the fourth quarter of 2020 to 0.13% in the fourth quarter of 2021, which resulted in a net decrease in interest expense. The Company’s average cost of deposits was 0.08% in the fourth quarter of 2021 as compared to 0.12% during the fourth quarter of 2020. The redemption of $75.0 million of floating rate junior subordinated debt carrying a floating rate of 3-month LIBOR plus 1.65% in the first quarter of 2021 and $10.4 million of acquired subordinated notes payable with a fixed rate of 6.375% in the fourth quarter of 2020 also contributed to the decline in the overall cost of funds.

During the fourth quarter of 2021, the Company recorded a provision for credit losses of $2.2 million. This compares to a $3.1 million net benefit in the provision for credit losses recorded in the fourth quarter of 2020. The Company recorded net loan charge-offs of $1.7 million, or an annualized 0.09% of average loans outstanding, during the fourth quarter of 2021, as compared to net charge-offs of $1.3 million, or an annualized 0.07% of average loans outstanding, for the fourth quarter of 2020. Although economic forecasts remained generally stable during the fourth quarter of 2021 despite the rapid spread of the COVID Omicron variant, the Company’s allowance for credit losses increased $0.4 million based in part on a $165.3 million increase in non-PPP loans outstanding. Comparatively, in the fourth quarter of 2020, economic forecasts had improved significantly from the prior quarter, resulting in a release of reserves in the quarter. On a full-year basis, the Company recorded $2.8 million of net charge-offs, or 0.04%, of average loans outstanding during 2021 as compared to $5.0 million of net charge-offs, or 0.07%, of average loans outstanding during 2020. The full year 2021 provision for credit losses was a net benefit of $8.8 million, reflective of the continued release of reserves in the first three quarters of the year as the economic outlook and the loan portfolio’s asset quality profile both steadily improved during 2021.

Employee benefit services revenues for the fourth quarter of 2021 were $30.4 million, up $3.7 million, or 13.7%, in comparison to fourth quarter 2020. The improvement in revenues was driven by increases in employee benefit trust and custodial fees, as well as incremental revenues from the acquisition of Fringe Benefits Design of Minnesota, Inc. (“FBD”) during the third quarter of 2021. Wealth management revenues for the fourth quarter of 2021 were $8.5 million, up from $7.5 million in the fourth quarter of 2020. The $1.0 million, or 13.4%, increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. The Company recorded insurance services revenues of $8.5 million in the fourth quarter of 2021, which represents a $0.9 million, or 11.2%, increase over the prior year’s fourth quarter, driven by organic expansion, as well as the third quarter acquisition of a Boston-based specialty-lines insurance practice. Banking noninterest revenues increased $1.6 million, or 11.0%, from $15.0 million in the fourth quarter of 2020 to $16.6 million in the fourth quarter of 2021. This was driven by a $1.2 million increase in mortgage banking income and a $0.5 million, or 3.0%, increase in deposit service and other banking fees. Comparatively, the Company recorded $29.9 million of employee benefit services revenues, $8.3 million of wealth management revenues and $9.2 million of insurance services revenues during the third quarter of 2021, which on a combined basis were $0.1 million greater than the financial services revenues generated in the fourth quarter of 2021. Third quarter 2021 banking noninterest revenues were $16.9 million, $0.3 million, or 1.8%, higher than fourth quarter 2021 banking noninterest revenues.

The Company recorded $100.9 million in total operating expenses in the fourth quarter of 2021, compared to $95.0 million of total operating expenses in the prior year quarter. The $5.9 million, or 6.2%, increase in operating expenses was attributable to a $4.9 million, or 8.5%, increase in salaries and employee benefits, a $0.5 million, or 3.8%, increase in data processing and communications expenses, a $0.2 million, or 1.8%, increase in other expenses, a $0.2 million, or 6.4%, increase in the amortization of intangible assets and a $0.4 million increase in acquisition-related expenses, offset, in part, by a $0.3 million, or 3.0%, decrease in occupancy and equipment expenses. Operating expenses, exclusive of acquisition-related expenses, increased $5.5 million, or 5.9%, between the comparable quarters. The increase in salaries and benefits expense was driven by increases in merit and incentive-related employee wages, higher payroll taxes, including increases in state-related unemployment taxes, higher employee benefit-related expenses, including significant increases in employee medical benefit costs, and staffing increases due to recent acquisitions. Other expenses were up due to the general increase in the level of business activities, including increases in professional fees and travel-related expenses. The increase in data processing and communications expenses was due to the Company’s implementation of new customer-facing digital technologies and back office systems between the comparable periods. The decrease in occupancy and equipment expense was largely driven by branch consolidations undertaken between the periods. In comparison, the Company recorded $100.4 million of total operating expenses in the third quarter of 2021.

The effective tax rate for the fourth quarter of 2021 was 23.0% and 21.4% on a full-year basis, up from 20.9% and 20.1%, respectively, from the equivalent prior year periods. The increase in the effective tax rate was primarily attributable to an increase in certain state income taxes that were enacted between the periods and a decrease in the proportion of tax-exempt revenues in relation to total revenues.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, litigation accrual expenses, the unrealized gain (loss) on equity securities and gain on debt extinguishment. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition-related expenses, acquisition-related contingent consideration adjustments, litigation accrual expenses, unrealized gain (loss) on equity securities and gain on debt extinguishment from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.85 in the fourth quarter of 2021, compared to $0.89 in the fourth quarter of 2020 and $0.87 in the third quarter of 2021. Adjusted pre-tax, pre-provision net revenue per share was $1.09 in the fourth quarter of 2021, compared to $1.03 in the fourth quarter of 2020 and $1.04 in the third quarter of 2021.

Financial Position

The Company’s total assets increased to $15.55 billion at December 31, 2021, representing a $1.62 billion, or 11.6%, increase from one year prior and a $221.6 million, or 1.4%, increase from September 30, 2021. The substantial increase in the Company’s total assets during the prior twelve-month period was primarily due to large inflows of government stimulus-related deposit funding. Average deposit balances increased $1.62 billion, or 14.5%, between the fourth quarter of 2020 and the fourth quarter of 2021. Likewise, average earning assets increased substantially from $12.31 billion in the fourth quarter of 2020 to $13.96 billion in the fourth quarter of 2021, representing a $1.65 billion, or 13.4%, increase. This included a $734.7 million, or 68.1%, increase in average cash equivalent balances, a $1.06 billion, or 28.1%, increase in average book value of investment securities, offset, in part, by a $152.9 million, or 2.1%, decrease in average loan balances, primarily attributable to PPP loan forgiveness between the comparable periods.

On a linked quarter basis, average earning assets increased $429.6 million, or 3.2%, due to the continued net inflows of deposits. Average deposit balances increased $328.1 million, or 2.6%, compared to the third quarter of 2021. The average book value of investment securities increased $664.7 million, or 15.9%, while average cash equivalents decreased $264.1 million, or 12.7% during the quarter, due to the Company’s securities purchase activities. Average loan balances increased $28.9 million, or 0.4%, despite a $106.1 million decrease in average PPP loan balances due to loan forgiveness activities during the quarter. Average loan balances for consumer mortgages, consumer indirect and home equity loans increased during the fourth quarter, while consumer direct loans declined slightly and business lending decreased due to the previously mentioned PPP loan forgiveness activities.

Ending loans at December 31, 2021 were $7.37 billion, $91.1 million, or 1.3%, higher than the third quarter 2021 ending loans of $7.28 billion and $42.3 million, or 0.6%, lower than one year prior. The decrease in ending loans year-over-year was driven by decreases in business lending, due primarily to forgiveness of PPP loans, and home equity loans, offset, in part, by increases in consumer mortgage, consumer direct and consumer indirect loans. On a full-year basis, consumer indirect loans increased $167.9 million, or 16.4%, and consumer mortgage loans increased $154.6 million, or 6.4%. The increase in loans outstanding on a linked quarter basis was driven by an $85.1 million, or 3.4%, increase in consumer mortgages, a $21.5 million, or 1.8% increase in consumer indirect loans and a $2.6 million, or 0.7% increase in home equity loans, offset, in part, by a $16.3 million, or 0.5%, decrease in business lending, driven by PPP loan forgiveness, and a $1.8 million, or 1.2%, decrease in consumer direct loans.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act’s (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the United States Small Business Administration (“SBA”), now known as first draw loans. In addition, the Company participated in the 2021 Consolidated Appropriations Act’s (“CAA”) PPP loan program, now known as second draw loans. As of December 31, 2021, the Company’s business lending portfolio included 32 first draw PPP loans with a total balance of $10.7 million and 690 second draw PPP loans with a total balance of $77.2 million. This compares to 45 first draw PPP loans with a total balance of $14.4 million and 1,341 second draw PPP loans with a total balance of $151.0 million at September 30, 2021. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company expects to recognize the majority of its remaining net deferred PPP fees totaling $3.1 million through interest income during the first and second quarters of 2022.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At December 31, 2021, the Company’s readily available sources of liquidity totaled $6.63 billion, including cash and cash equivalents balances, net of float, of $1.83 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $4.92 billion at December 31, 2021, $2.85 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at December 31, 2021 was $1.70 billion and it had access to $247.7 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.10 billion at December 31, 2021 was $3.3 million, or 0.2%, lower than one year ago despite strong earnings retention because of a $126.1 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates. Shareholders’ equity was up $30.9 million, or 1.5%, from the end of the linked third quarter, driven by a $20.4 million increase in retained earnings.

At December 31, 2021, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 9.09% at December 31, 2021, which represents almost two times the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 8.69% at December 31, 2021, down from 9.92% a year earlier, but up from 8.59% from the end of the third quarter of 2021. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $21.2 million, or 1.6%, decrease in tangible equity due to the decline in the after-tax market value adjustment and a $1.60 billion, or 12.2%, increase in tangible assets due to the aforementioned stimulus-related funding inflows. The increase in the net tangible equity to net tangible assets ratio (non-GAAP) from the third quarter of 2021 was driven by a $35.0 million increase in tangible equity, partially offset by a $225.7 million increase in tangible assets.

As previously announced, the Company’s Board of Directors (the “Board”) approved in December 2020 a stock repurchase program authorizing the repurchase of up to 2.68 million shares of the Company’s common stock during a twelve-month period starting January 1, 2021. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 67,500 shares repurchased pursuant to the 2021 stock repurchase program in the fourth quarter of 2021. The remaining 2021 stock repurchase authorization expired on December 31, 2021. Also as previously announced, in December 2021 the Board approved a stock repurchase program authorizing 2.70 million shares of the Company’s common stock during the twelve-month period starting January 1, 2022. No shares have been repurchased under the 2022 authorization.

Allowance for Credit Losses and Asset Quality

At December 31, 2021, the Company’s Allowance for Credit Losses totaled $49.9 million, or 0.68%, of total loans outstanding. This compares to $49.5 million, or 0.68%, at the end of the third quarter of 2021 and $60.9 million, or 0.82%, at December 31, 2020. Reflective of a stable economic outlook, moderate levels of net charge-offs and delinquent loans, an increase in loans outstanding and a decrease in nonperforming loans, the Company recorded a $2.2 million provision for credit losses during the fourth quarter of 2021.

At December 31, 2021, nonperforming (90 or more days past due and non-accruing) loans were $45.5 million, or 0.62%, of total loans outstanding. This compares to $67.8 million, or 0.93%, of total loans outstanding at the end of the third quarter of 2021 and $76.9 million, or 1.04%, of total loans outstanding one year earlier. The decrease in nonperforming loans as compared to the prior year’s fourth quarter and linked third quarter was driven by the upgrade of several large business loans from nonaccrual status to accruing status during the fourth quarter of 2021. During the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. Several borrowers in this group successfully restored all past due payments to current status, resumed their pre-forbearance payment obligations for a period of at least six months and demonstrated sufficient repayment capacity and cash reserves to be reclassified to accruing status during the fourth quarter of 2021.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding were 1.00% at the end of the fourth quarter of 2021. This compares to 1.50% at the end of the fourth quarter of 2020 and 1.28% at the end of the third quarter of 2021, with the decrease largely driven by the previously mentioned reclassification of certain business loans’ status from nonaccrual to accruing during the fourth quarter of 2021. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing) which tend to exhibit seasonal characteristics, were 0.38% of total loans outstanding at December 31, 2021, up slightly from 0.35% at the end of the third quarter, but down from 0.47% one year earlier. The Company recorded net charge-offs of $1.7 million, or an annualized 0.09% of average loans, in the fourth quarter of 2021. This compares to net charge-offs of $1.3 million, or an annualized 0.07% of average loans, in the fourth quarter of 2020. On a full-year basis, the Company recorded net charge-offs of $2.8 million, or 0.04% of average loans outstanding in 2021, as compared to $5.0 million, or 0.07% of average loans outstanding in 2020. The Company believes its below historical level of credit-related losses has been partially attributable to the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic, as well as the funding support to business customers who participated in PPP lending.

Dividend Increase

During the fourth quarter of 2021, the Company declared a quarterly cash dividend of $0.43 per share on its common stock, up 2.4% from the $0.42 dividend declared in the fourth quarter of 2020, representing an annualized yield of 2.4% based upon the $71.13 closing price of the Company’s stock on January 21, 2022. The one cent per share increase declared in the fourth quarter of 2021 marked the 29th consecutive year of dividend increases for the Company.

Elmira Savings Bank

On October 4, 2021, the Company announced that it had entered into an agreement to acquire Elmira Savings Bank, a twelve branch banking franchise headquartered in Elmira, New York, for $82.8 million in cash. The acquisition will enhance the Company’s presence in five counties of New York’s Southern Tier and Finger Lakes regions. Elmira Savings Bank had total assets of $643.6 million, total deposits of $544.8 million and net loans of $458.6 million at September 30, 2021. On December 14, 2021, at a Special Shareholders Meeting the shareholders of Elmira Savings Bank approved the merger with more than 98% of the votes cast in favor of the merger. The Company expects to complete the acquisition in the second quarter of 2022, subject to customary closing conditions and required regulatory approvals.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, January 24, 2022, to discuss the fourth quarter and full year 2021 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside the United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/44010.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 215 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.5 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Earnings
Loan income	$76,909	$77,848	$308,355	$314,779
Investment income	21,820	19,753	79,065	74,499
Total interest income	98,729	97,601	387,420	389,278
Interest expense	2,987	4,168	13,008	20,875
Net interest income	95,742	93,433	374,412	368,403
Acquisition-related provision for credit losses	0	(140)	0	3,061
Provision for credit losses	2,162	(2,961)	(8,839)	11,151
Net interest income after provision for credit losses	93,580	96,534	383,251	354,191
Deposit service and other banking fees	16,298	15,827	62,886	61,123
Mortgage banking	293	(898)	1,772	5,301
Wealth management and insurance services	16,946	15,090	67,232	60,251
Employee benefit services	30,395	26,736	114,328	101,329
Unrealized gain (loss) on equity securities	3	24	17	(6)
Gain on debt extinguishment	0	421	0	421
Total noninterest revenues	63,935	57,200	246,235	228,419
Salaries and employee benefits	63,094	58,132	241,501	228,384
Data processing and communications	12,880	12,413	51,003	45,755
Occupancy and equipment	9,803	10,105	41,240	40,732
Amortization of intangible assets	3,751	3,525	14,051	14,297
Litigation accrual	0	0	(100)	2,950
Acquisition-related contingent consideration adjustment	200	0	200	0
Acquisition expenses	568	396	701	4,933
Other	10,617	10,431	39,542	39,483
Total operating expenses	100,913	95,002	388,138	376,534
Income before income taxes	56,602	58,732	241,348	206,076
Income taxes	13,038	12,247	51,654	41,400
Net income	$43,564	$46,485	$189,694	$164,676
Basic earnings per share	$0.80	$0.86	$3.51	$3.10
Diluted earnings per share	$0.80	$0.86	$3.48	$3.08

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$76,909	$75,825	$75,907	$79,714	$77,848
Investment income	21,820	19,841	19,453	17,951	19,753
Total interest income	98,729	95,666	95,360	97,665	97,601
Interest expense	2,987	3,055	3,255	3,711	4,168
Net interest income	95,742	92,611	92,105	93,954	93,433
Acquisition-related provision for credit losses	0	0	0	0	(140)
Provision for credit losses	2,162	(944)	(4,338)	(5,719)	(2,961)
Net interest income after provision for credit losses	93,580	93,555	96,443	99,673	96,534
Deposit service and other banking fees	16,298	16,438	15,216	14,934	15,827
Mortgage banking	293	460	331	688	(898)
Wealth management and insurance services	16,946	17,498	16,436	16,352	15,090
Employee benefit services	30,395	29,923	27,477	26,533	26,736
Unrealized gain (loss) on equity securities	3	(10)	0	24	24
Gain on debt extinguishment	0	0	0	0	421
Total noninterest revenues	63,935	64,309	59,460	58,531	57,200
Salaries and employee benefits	63,094	62,883	57,892	57,632	58,132
Data processing and communications	12,880	12,966	12,766	12,391	12,413
Occupancy and equipment	9,803	9,867	10,270	11,300	10,105
Amortization of intangible assets	3,751	3,703	3,246	3,351	3,525
Litigation accrual	0	(100)	0	0	0
Acquisition-related contingent consideration adjustment	200	0	0	0	0
Acquisition expenses	568	102	4	27	396
Other	10,617	11,015	9,365	8,545	10,431
Total operating expenses	100,913	100,436	93,543	93,246	95,002
Income before income taxes	56,602	57,428	62,360	64,958	58,732
Income taxes	13,038	12,092	14,416	12,108	12,247
Net income	$43,564	$45,336	$47,944	$52,850	$46,485
Basic earnings per share	$0.80	$0.84	$0.89	$0.98	$0.86
Diluted earnings per share	$0.80	$0.83	$0.88	$0.97	$0.86
Profitability
Return on assets	1.12%	1.20%	1.31%	1.51%	1.33%
Return on equity	8.30%	8.55%	9.61%	10.37%	8.82%
Return on tangible equity(2)	13.71%	14.00%	15.96%	16.93%	14.29%
Noninterest revenues/operating revenues (FTE)(1)	40.0%	41.0%	39.3%	38.4%	37.9%
Efficiency ratio	60.4%	61.7%	59.7%	59.0%	60.8%
Components of Net Interest Margin (FTE)
Loan yield	4.19%	4.15%	4.16%	4.40%	4.17%
Cash equivalents yield	0.15%	0.15%	0.11%	0.10%	0.10%
Investment yield	1.78%	1.87%	1.99%	2.02%	2.13%
Earning asset yield	2.83%	2.83%	2.89%	3.15%	3.18%
Interest-bearing deposit rate	0.12%	0.13%	0.14%	0.16%	0.17%
Borrowing rate	0.32%	0.39%	0.45%	0.71%	0.86%
Cost of all interest-bearing funds	0.13%	0.14%	0.15%	0.18%	0.20%
Cost of funds (includes DDA)	0.09%	0.10%	0.10%	0.13%	0.14%
Net interest margin (FTE)	2.74%	2.74%	2.79%	3.03%	3.05%
Fully tax-equivalent adjustment	$821	$805	$864	$903	$929

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$7,297,576	$7,268,659	$7,341,226	$7,358,848	$7,450,513
Cash equivalents	1,813,910	2,077,996	2,074,757	1,666,715	1,079,236
Taxable investment securities	4,445,504	3,800,978	3,547,646	3,239,019	3,340,544
Nontaxable investment securities	404,251	384,053	409,244	427,687	444,417
Total interest-earning assets	13,961,241	13,531,686	13,372,873	12,692,269	12,314,710
Total assets	15,418,880	15,027,478	14,720,084	14,157,685	13,884,979
Interest-bearing deposits	8,896,562	8,662,387	8,581,629	8,061,489	7,853,764
Borrowings	314,610	237,114	256,985	344,810	359,102
Total interest-bearing liabilities	9,211,172	8,899,501	8,838,614	8,406,299	8,212,866
Noninterest-bearing deposits	3,935,586	3,841,646	3,719,592	3,491,581	3,356,156
Shareholders' equity	2,083,115	2,104,164	2,001,731	2,066,792	2,097,766
Balance Sheet Data
Cash and cash equivalents	$1,875,064	$2,322,661	$2,205,926	$2,151,347	$1,645,805
Investment securities	4,979,089	4,403,398	4,057,662	3,836,497	3,595,347
Loans:
Business lending	3,075,904	3,092,177	3,186,487	3,391,786	3,440,077
Consumer mortgage	2,556,114	2,470,974	2,408,499	2,409,373	2,401,499
Consumer indirect	1,189,749	1,168,378	1,109,504	1,029,335	1,021,885
Home equity	398,061	395,451	391,117	395,408	399,834
Consumer direct	153,811	155,602	148,540	142,425	152,657
Total loans	7,373,639	7,282,582	7,244,147	7,368,327	7,415,952
Allowance for credit losses	49,869	49,499	51,750	55,069	60,869
Intangible assets, net	864,335	868,104	842,672	843,045	846,648
Other assets	510,399	503,852	502,630	476,034	488,211
Total assets	15,552,657	15,331,098	14,801,287	14,620,181	13,931,094
Deposits:
Noninterest-bearing	3,921,663	3,864,951	3,729,355	3,710,292	3,361,768
Non-maturity interest-bearing	8,061,174	7,898,876	7,632,274	7,532,578	6,929,435
Time	928,331	959,994	977,396	961,367	933,771
Total deposits	12,911,168	12,723,821	12,339,025	12,204,237	11,224,974
Borrowings	326,608	319,675	197,823	263,726	290,666
Subordinated notes payable	3,277	3,283	3,290	3,297	3,303
Subordinated debt held by unconsolidated subsidiary trusts	0	0	0	0	77,320
Accrued interest and other liabilities	210,797	214,385	200,049	177,524	230,724
Total liabilities	13,451,850	13,261,164	12,740,187	12,648,784	11,826,987
Shareholders' equity	2,100,807	2,069,934	2,061,100	1,971,397	2,104,107
Total liabilities and shareholders' equity	15,552,657	15,331,098	14,801,287	14,620,181	13,931,094
Capital
Tier 1 leverage ratio	9.09%	9.22%	9.36%	9.63%	10.16%
Tangible equity/net tangible assets(2)	8.69%	8.59%	9.02%	8.48%	9.92%
Diluted weighted average common shares O/S	54,559	54,541	54,613	54,417	54,194
Period end common shares outstanding	53,878	53,926	53,919	53,875	53,593
Cash dividends declared per common share	$0.43	$0.43	$0.42	$0.42	$0.42
Book value	$38.99	$38.38	$38.23	$36.59	$39.26
Tangible book value(2)	$23.77	$23.10	$23.41	$21.76	$24.29
Common stock price (end of period)	$74.48	$68.42	$75.65	$76.72	$62.31

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$41,665	$65,967	$68,476	$73,310	$72,929
Accruing loans 90+ days delinquent	3,808	1,874	1,722	2,152	3,922
Total nonperforming loans	45,473	67,841	70,198	75,462	76,851
Other real estate owned (OREO)	718	891	879	824	883
Total nonperforming assets	46,191	68,732	71,077	76,286	77,734
Net charge-offs	1,708	1,350	(592)	381	1,258
Allowance for credit losses/loans outstanding	0.68%	0.68%	0.71%	0.75%	0.82%
Nonperforming loans/loans outstanding	0.62%	0.93%	0.97%	1.02%	1.04%
Allowance for credit losses/nonperforming loans	110%	73%	74%	73%	79%
Net charge-offs/average loans	0.09%	0.07%	(0.03)%	0.02%	0.07%
Delinquent loans/ending loans	1.00%	1.28%	1.22%	1.29%	1.50%
Provision for credit losses/net charge-offs	127%	(70)%	733%	(1,503)%	(246)%
Nonperforming assets/total assets	0.30%	0.45%	0.48%	0.52%	0.56%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$43,564	$45,336	$47,944	$52,850	$46,485
Income taxes	13,038	12,092	14,416	12,108	12,247
Income before income taxes	56,602	57,428	62,360	64,958	58,732
Provision for credit losses	2,162	(944)	(4,338)	(5,719)	(3,101)
Pre-tax, pre-provision net revenue (non-GAAP)	58,764	56,484	58,022	59,239	55,631
Acquisition expenses	568	102	4	27	396
Acquisition-related contingent consideration adjustment	200	0	0	0	0
Unrealized (gain) loss on equity securities	(3)	10	0	(24)	(24)
Litigation accrual	0	(100)	0	0	0
Gain on debt extinguishment	0	0	0	0	(421)
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$59,529	$56,496	$58,026	$59,242	$55,582

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.80	$0.83	$0.88	$0.97	$0.86
Income taxes	0.24	0.22	0.26	0.22	0.22
Income before income taxes	1.04	1.05	1.14	1.19	1.08
Provision for credit losses	0.04	(0.01)	(0.08)	(0.10)	(0.04)
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.08	1.04	1.06	1.09	1.04
Acquisition expenses	0.01	0.00	0.00	0.00	0.00
Acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Gain on debt extinguishment	0.00	0.00	0.00	0.00	(0.01)
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.09	$1.04	$1.06	$1.09	$1.03

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$43,564	$45,336	$47,944	$52,850	$46,485
Acquisition expenses	568	102	4	27	396
Tax effect of acquisition expenses	(131)	(21)	(1)	(5)	(83)
Subtotal (non-GAAP)	44,001	45,417	47,947	52,872	46,798
Acquisition-related contingent consideration adjustment	200	0	0	0	0
Tax effect of acquisition-related contingent consideration adjustment	(46)	0	0	0	0
Subtotal (non-GAAP)	44,155	45,417	47,947	52,872	46,798
Acquisition-related provision for credit losses	0	0	0	0	(140)
Tax effect of acquisition-related provision for credit losses	0	0	0	0	29
Subtotal (non-GAAP)	44,155	45,417	47,947	52,872	46,687
Unrealized (gain) loss on equity securities	(3)	10	0	(24)	(24)
Tax effect of unrealized (gain) loss on equity securities	1	(2)	0	4	5
Subtotal (non-GAAP)	44,153	45,425	47,947	52,852	46,668
Litigation accrual	0	(100)	0	0	0
Tax effect of litigation accrual	0	21	0	0	0
Subtotal (non-GAAP)	44,153	45,346	47,947	52,852	46,668
Gain on debt extinguishment	0	0	0	0	(421)
Tax effect of gain on debt extinguishment	0	0	0	0	88
Operating net income (non-GAAP)	44,153	45,346	47,947	52,852	46,335
Amortization of intangibles	3,751	3,703	3,246	3,351	3,525
Tax effect of amortization of intangibles	(864)	(780)	(750)	(625)	(735)
Subtotal (non-GAAP)	47,040	48,269	50,443	55,578	49,125
Acquired non-impaired loan accretion	(812)	(906)	(1,169)	(1,102)	(1,335)
Tax effect of acquired non-impaired loan accretion	187	191	270	205	278
Adjusted net income (non-GAAP)	$46,415	$47,554	$49,544	$54,681	$48,068

Return on average assets
Adjusted net income (non-GAAP)	$46,415	$47,554	$49,544	$54,681	$48,068
Average total assets	15,418,880	15,027,478	14,720,084	14,157,685	13,884,979
Adjusted return on average assets (non-GAAP)	1.19%	1.26%	1.35%	1.57%	1.38%

Return on average equity
Adjusted net income (non-GAAP)	$46,415	$47,554	$49,544	$54,681	$48,068
Average total equity	2,083,115	2,104,164	2,001,731	2,066,792	2,097,766
Adjusted return on average equity (non-GAAP)	8.84%	8.97%	9.93%	10.73%	9.12%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.80	$0.83	$0.88	$0.97	$0.86
Acquisition expenses	0.01	0.00	0.00	0.00	0.00
Tax effect of acquisition expenses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.83	0.88	0.97	0.86
Acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.83	0.88	0.97	0.86
Acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	0.00
Tax effect of acquisition-related provision for credit losses	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.83	0.88	0.97	0.86
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.83	0.88	0.97	0.86
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.83	0.88	0.97	0.86
Gain on debt extinguishment	0.00	0.00	0.00	0.00	(0.01)
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.81	0.83	0.88	0.97	0.85
Amortization of intangibles	0.07	0.07	0.06	0.06	0.07
Tax effect of amortization of intangibles	(0.02)	(0.01)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.86	0.89	0.93	1.02	0.91
Acquired non-impaired loan accretion	(0.01)	(0.02)	(0.02)	(0.02)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.00	0.00	0.00	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.85	$0.87	$0.91	$1.00	$0.89

Noninterest operating expenses
Noninterest expenses (GAAP)	$100,913	$100,436	$93,543	$93,246	$95,002
Amortization of intangibles	(3,751)	(3,703)	(3,246)	(3,351)	(3,525)
Acquisition expenses	(568)	(102)	(4)	(27)	(396)
Acquisition-related contingent consideration adjustment	(200)	0	0	0	0
Litigation accrual	0	100	0	0	0
Total adjusted noninterest expenses (non-GAAP)	$96,394	$96,731	$90,293	$89,868	$91,081

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$96,394	$96,731	$90,293	$89,868	$91,081
Tax-equivalent net interest income	96,563	93,416	92,969	94,857	94,362
Noninterest revenues	63,935	64,309	59,460	58,531	57,200
Acquired non-impaired loan accretion	(812)	(906)	(1,169)	(1,102)	(1,335)
Unrealized (gain) loss on equity securities	(3)	10	0	(24)	(24)
Gain on debt extinguishment	0	0	0	0	(421)
Operating revenues (non-GAAP) - denominator	159,683	156,829	151,260	152,262	149,782
Efficiency ratio (non-GAAP)	60.4%	61.7%	59.7%	59.0%	60.8%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2021				2020
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,552,657	$15,331,098	$14,801,287	$14,620,181	$13,931,094
Intangible assets	(864,335)	(868,104)	(842,672)	(843,045)	(846,648)
Deferred taxes on intangible assets	44,160	43,768	44,072	44,105	44,370
Total tangible assets (non-GAAP)	$14,732,482	$14,506,762	$14,002,687	$13,821,241	$13,128,816

Total common equity
Shareholders' equity (GAAP)	$2,100,807	$2,069,934	$2,061,100	$1,971,397	$2,104,107
Intangible assets	(864,335)	(868,104)	(842,672)	(843,045)	(846,648)
Deferred taxes on intangible assets	44,160	43,768	44,072	44,105	44,370
Total tangible common equity (non-GAAP)	$1,280,632	$1,245,598	$1,262,500	$1,172,457	$1,301,829

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,280,632	$1,245,598	$1,262,500	$1,172,457	$1,301,829
Total tangible assets (non-GAAP) - denominator	14,732,482	14,506,762	14,002,687	13,821,241	13,128,816
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.69%	8.59%	9.02%	8.48%	9.92%

(1) Excludes unrealized gain and loss on equity securities and gain on debt extinguishment.
(2) Includes deferred tax liabilities related to certain intangible assets.

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